Exhibit 99.1

FOR IMMEDIATE RELEASE
January 28, 2010

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Results for the First Quarter of Fiscal 2010

CHARLOTTE, N.C.—January 28, 2010--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the first quarter of fiscal 2010 ended December 27, 2009 increased by 4.6% to $1.04 billion from $995 million in the first quarter of fiscal 2009. The increase in consolidated sales for the quarter was attributable to a 4.7% sales increase at Harris Teeter, the Company’s supermarket subsidiary, and a 3.2% sales increase at American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

In the first quarter of fiscal 2010, consolidated net income was $23.7 million, or $0.49 per diluted share, compared to $22.9 million, or $0.47 per diluted share, in the prior year’s first quarter. The increase in net income over the prior year was driven by operating profit improvements at A&E that more than offset the slight decline in operating profit at Harris Teeter and additional overhead expenses at the holding company, as compared to the prior year. The increase in corporate expenses was driven by increased costs associated with certain benefit programs that have investment returns referenced to the financial markets and expenses of $500,000 associated with certain contract negotiations.

Harris Teeter’s sales increased by 4.7% to $972.3 million in the first quarter of fiscal 2010, compared to sales of $928.9 million in the first quarter of fiscal 2009. The increase in sales was attributable to incremental new store sales that were partially offset by a comparable store sales decline of 2.37% for the quarter. Comparable store sales for the quarter were negatively impacted by retail price deflation and changes in consumer purchasing habits, reflective of the current economic environment.

During the first quarter of fiscal 2010, Harris Teeter opened 6 new stores and closed one existing store, which was replaced by one of the new stores. Since the end of the first quarter of fiscal 2009, Harris Teeter has opened 21 new stores, closed 3 older stores (which were all replaced by new stores) and completed the major remodeling of one store, which included the expansion of selling square footage. Harris Teeter operated 194 stores at December 27, 2009.

Operating profit at Harris Teeter in the first quarter of fiscal 2010 decreased to $42.3 million (4.35% of sales), from $44.3 million (4.77% of sales) in the first quarter of fiscal 2009. Operating profit was impacted by new store pre-opening costs of $2.6 million (0.26% of sales) and $4.0 million (0.43% of sales) in the first quarter of fiscal 2010 and fiscal 2009, respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

The decrease in Harris Teeter’s operating profit for the first quarter of fiscal 2010 from the prior year resulted primarily from the continued promotional retail price investments made to enhance the overall value we provide to our customers. The sales increases, along with a continued emphasis on operational efficiencies and cost controls, have provided the leverage to partially offset the additional costs associated with Harris Teeter’s increased promotional activity, increased occupancy costs and increased pension expense.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “As customers face the ongoing challenges of the economy, our focus remains on driving customer shopping visits and loyalty. We continue to deliver quality, variety and value to each and every customer through further investing in our in-store promotional activity and lower everyday prices. Despite the presence of deflation in some categories, we realized a greater number of items sold and increased customer shopping visits in our comparable stores during the first quarter of fiscal 2010. Additionally, our customer loyalty data indicates that the number of active households increased by 2.21% per comparable store. We have continued to offset a significant portion of our promotional activity investment by operational efficiencies and cost saving initiatives throughout the organization. As a result, selling, general and administrative costs as a percent of sales decreased to 25.53% for the first quarter of fiscal 2010, as compared to 26.27% in the prior year. Our customers are much more price sensitive than ever before; however, they continue to demand the quality, variety and service we have always provided and we will continue to provide.”

A&E sales for the first quarter of fiscal 2010 increased by 3.2% to $68.2 million from $66.1 million in the first quarter of fiscal 2009. Foreign sales accounted for approximately 55% and 56% of total A&E sales for the first quarters of fiscal 2010 and fiscal 2009, respectively.

A&E recorded operating profit of $4.0 million for the first quarter of fiscal 2010, compared to an operating loss of $1.1 million for the first quarter of fiscal 2009. Operating profit improvements were realized in A&E’s U.S. operations and the majority of its foreign operations. The increase in sales, along with inventories being in line with sales volumes, contributed to improved operating schedules at most of A&E’s manufacturing facilities. Improved operating results were also realized through the cost reduction measures taken in fiscal 2009.

Mr. Dickson said, “A&E experienced a significant increase in operating profit during the first quarter of fiscal 2010 over the prior year due to the accomplishments made in their expense reduction efforts during the past year and increased sales. The rationalization of inventory levels throughout the supply chain has enabled A&E to realize improved operating schedules at A&E’s U.S. and foreign facilities. In addition, improved operating results have also been realized through the sizeable Asian operations in which A&E holds a noncontrolling interest. Today, A&E has over 60% of its total finishing production capacity located in Asia, including its joint ventures, which emphasizes A&E’s progress toward becoming an Asian-centric global supplier of sewing threads and technical textiles. We will continue to enhance our international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations.”

Consolidated capital expenditures for the Company during the first quarter of fiscal 2010 totaled $25.3 million and depreciation and amortization totaled $33.1 million. Total capital expenditures for the 13 weeks ended December 27, 2009, were comprised of $24.9 million for Harris Teeter and $0.4 million for A&E. During the first quarter of fiscal 2010, Harris Teeter made an additional net investment of $4.2 million ($7.5 million additional investments less $3.3 million received from property investment sales and partnership returns) in connection with the development of certain of its new stores. Additionally, A&E spent $0.3 million to acquire the noncontrolling interest in its joint ventures in South Africa and now has a 100% ownership interest.

Harris Teeter’s strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional 7 new stores (one of which will replace an existing store) and complete the major remodeling on 2 additional stores (one of which will be expanded in size) during the remainder of fiscal 2010. The new store development program for fiscal 2010 is expected to result in a 6.8% increase in retail square footage, as compared to an 8.7% increase in fiscal 2009. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors, including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

Consolidated capital expenditures for the Company during fiscal 2010 are planned to total approximately $146 million, consisting of $141 million for Harris Teeter and $5 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. The Company’s revolving line of credit provides substantially more liquidity than what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2010 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no evidence that the recent improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share, to continue to rationalize A&E’s operations, to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, including the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended
	December 27,	December 28,
	2009	2008
NET SALES
Harris Teeter	$972,315	$928,927
American & Efird	68,197	66,058
Total	1,040,512	994,985

COST OF SALES
Harris Teeter	681,794	640,578
American & Efird	52,174	53,564
Total	733,968	694,142

GROSS PROFIT
Harris Teeter	290,521	288,349
American & Efird	16,023	12,494
Total	306,544	300,843

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Harris Teeter	248,242	244,042
American & Efird	12,073	13,595
Corporate	2,802	1,406
Total	263,117	259,043

OPERATING PROFIT (LOSS)
Harris Teeter	42,279	44,307
American & Efird	3,950	(1,101)
Corporate	(2,802)	(1,406)
Total	43,427	41,800

OTHER EXPENSE (INCOME)
Interest expense	5,033	4,889
Interest income	(17)	(77)
Investment gain	(1)	-
Total	5,015	4,812

INCOME BEFORE INCOME TAXES	38,412	36,988
INCOME TAX EXPENSE	14,395	13,998
NET INCOME	24,017	22,990
LESS: NET INCOME ATTRIBUTABLE TO THE
NONCONTROLLING INTEREST	286	108

NET INCOME ATTRIBUTABLE TO RUDDICK CORPORATION	$23,731	$22,882

NET INCOME ATTRIBUTABLE TO RUDDICK CORPORATION PER SHARE
Basic	$0.49	$0.48
Diluted	$0.49	$0.47

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING
Basic	48,094	47,892
Diluted	48,495	48,286

DIVIDENDS DECLARED PER SHARE - Common	$0.12	$0.12

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	December 27,	September 27,	December 28,
	2009	2009	2008
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$39,727	$37,310	$21,752
Accounts Receivable, Net	84,177	80,146	82,466
Refundable Income Taxes	1,136	9,707	-
Inventories	312,412	310,271	318,307
Deferred Income Taxes	7,201	6,502	6,877
Prepaid Expenses and Other Current Assets	27,231	30,350	23,850
Total Current Assets	471,884	474,286	453,252
PROPERTY, NET	1,072,146	1,080,326	995,207
INVESTMENTS	162,626	156,434	155,669
DEFERRED INCOME TAXES	26,480	30,285	355
GOODWILL	515	515	8,169
INTANGIBLE ASSETS	23,147	23,754	25,703
OTHER LONG-TERM ASSETS	78,353	78,721	72,965

Total Assets	$1,835,151	$1,844,321	$1,711,320

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Notes Payable	$7,148	$7,056	$8,355
Current Portion of Long-Term Debt and Capital Lease Obligations	9,499	9,526	9,293
Accounts Payable	196,658	227,901	205,797
Dividends Payable	5,850	5,825	5,820
Federal and State Income Taxes	-	-	3,980
Deferred Income Taxes	33	68	328
Accrued Compensation	36,202	65,295	37,478
Other Current Liabilities	87,474	87,194	92,069
Total Current Liabilities	342,864	402,865	363,120

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	383,227	355,561	356,485
DEFERRED INCOME TAXES	596	580	11,766
PENSION LIABILITIES	171,661	168,060	44,407
OTHER LONG-TERM LIABILITIES	100,089	98,892	89,763

EQUITY
Common Stock	90,534	89,878	84,617
Retained Earnings	848,117	830,236	784,624
Accumulated Other Comprehensive Loss	(108,591)	(108,524)	(30,023)
Total Equity of Ruddick Corporation	830,060	811,590	839,218
Noncontrolling Interest	6,654	6,773	6,561
Total Equity	836,714	818,363	845,779

Total Liabilities and Equity	$1,835,151	$1,844,321	$1,711,320

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	13 Weeks Ended
	December 27,	December 28,
	2009	2008
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$23,731	$22,882
Non-Cash Items Included in Net Income
Depreciation and Amortization	33,104	30,293
Deferred Income Taxes	3,479	671
Net Loss (Gain) on Sale of Property	148	(211)
Share-Based Compensation	1,292	1,400
Other, Net	(1,688)	(321)
Changes in Operating Accounts Providing (Utilizing) Cash
Accounts Receivable	(3,553)	8,062
Inventories	(2,149)	(7,114)
Prepaid Expenses and Other Current Assets	2,413	4,174
Accounts Payable	(31,641)	(30,640)
Other Current Liabilities	(20,000)	(10,769)
Other Long-Term Operating Accounts	4,732	(168)
Dividends Received from Non-Consolidated Subsidiaries	100	-
NET CASH PROVIDED BY OPERATING ACTIVITIES	9,968	18,259

INVESTING ACTIVITIES
Capital Expenditures	(25,312)	(49,549)
Purchase of Other Investments	(7,467)	(12,263)
Proceeds from Sale of Property	519	2,069
Return of Partnership Investments	3,037	388
Investments in COLI, Net of Proceeds from Death Benefits	(26)	(632)
Other, Net	722	48
NET CASH USED IN INVESTING ACTIVITIES	(28,527)	(59,939)

FINANCING ACTIVITIES
Net Proceeds from (Payments on) Short-Term Borrowings	173	(2,122)
Net Proceeds from Revolver Borrowings	28,100	36,100
Proceeds from Long-Term Debt Borrowings	-	1,650
Payments on Long-Term Debt and Capital Lease Obligations	(837)	(1,377)
Dividends Paid	(5,825)	-
Proceeds from Stock Issued	691	870
Share-Based Compensation Tax Benefits	115	238
Other, Net	(1,435)	(1,109)
NET CASH PROVIDED BY FINANCING ACTIVITIES	20,982	34,250

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,423	(7,430)
EFFECT OF FOREIGN CURRENCY FLUCTUATIONS ON CASH	(6)	(577)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	37,310	29,759

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,727	$21,752

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$4,542	$4,855
Income Taxes	$2,716	$674
Non-Cash Activity:
Assets Acquired Under Capital Leases	$-	$8,560

RUDDICK CORPORATION
OTHER STATISTICS
December 27, 2009
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
1st Quarter	$29.6	$3.5	$-	$33.1

Capital Expenditures:
1st Quarter	$24.9	$0.4	$-	$25.3

Purchase of Other Investment Assets:
1st Quarter	$7.5	$-	$-	$7.5

Harris Teeter Store Count:				Quarter
Beginning number of stores				189
Opened during the period				6
Closed during the period				(1)
Stores in operation at end of period				194

				Quarter
Harris Teeter Comparable Store Sales				-2.37%

Definition of Comparable Store Sales:
Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.